Exhibit 3.31

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

OI VENEZUELA PLASTIC PRODUCTS INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

OI Venezuela Plastic Products Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:  Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST:  The name of the Corporation is Graham Packaging International Plastic Products Inc.

SECOND:  The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 12th day of October, 2004.

OI VENEZUELA PLASTIC PRODUCTS INC.

By:	/s/ John E. Hamilton
Name:	John E. Hamilton
Title:	Chief Financial Officer & Secretary

CERTIFICATE OF INCORPORATION

OF

OI VENEZUELA PLASTIC PRODUCTS INC.

1.                                       The name of the corporation is OI Venezuela Plastic Products Inc.

2.                                       The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                       The nature of the business or purposes to be conducted or promoted is to engage in lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4.                                       The total number of shares of stock which the corporation shall have authority to issue is 1,000 Common shares at $0.01 par value.

5.                                       The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
James W. Baehren	One SeaGate, Toledo, OH 43666

6.                                       The corporation is to have perpetual existence.

7.                                       In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

8.                                       Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

9.                                       The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.                                 A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of November, 1998.

/s/ James W. Baehren
James W. Baehren